                                                                     Exhibit 5.2

                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 Third Avenue
                              New York 10022-3897
                                      ---

                              Tel: (212) 735-3000
                              Fax: (212) 735-2000



                                               September 24, 1998


International Paper Capital Trust III
c/o International Paper Company
Two Manhattanville Road
Purchase, New York 10577


         Re:      International Paper Company;
                  International Paper Capital Trust III;
                  Registration Statement on Form S-3
                  ----------------------------------


Ladies and Gentlemen:

         We have acted as special Delaware counsel to International Paper Capital Trust III ("Trust III") and International Paper Capital Trust IV (each, a "Trust"), each a statutory business trust created under the Business Trust Act of the State of Delaware (Del. Code Ann., tit. 12, ss.ss. 3801 et seq.), in connection with the preparation of the Registration Statement on Form S-3 filed by International Paper Company (the "Company") and each Trust for the registration under the Securities Act of 1933, as amended (the "Act"), of, among other securities, trust preferred securities (the "Trust Preferred Securities") of each Trust.

         This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Act.

         The Trust Preferred Securities of each Trust are to be issued pursuant to an Amended and Restated Declaration of Trust of each Trust (the "Declaration"), among the Company, as Sponsor and as the issuer of certain debentures to be held by the Property Trustee (as defined below), The Bank of New York, as Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as Delaware trustee, and Robert C. McPhillips, Roger Becker and Virginia A. Lane, as regular trustees. The Trust Preferred Securities will be guaranteed by the Company with respect to distributions and payments upon liquidation and redemption pursuant to and to the extent set forth in a Trust Preferred Securities Guarantee Agreement, between the Company, as guarantor, and The Bank of New York, as guarantee trustee, for the benefit of the holders of the Trust Preferred Securities.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (File No. 333-62661) filed by the Company and each Trust with the Securities and Exchange Commission (the "Commission") on September 1, 1998, which was declared effective by the Commission on September 10, 1998, and Post-Effective Amendment No. 1 thereto filed by the Company and each Trust on September 15, 1998; (ii) the Certificate of Trust of each Trust filed with the Secretary of State of the State of Delaware on August 28, 1998; (iii) the Declaration of Trust of each Trust, among the Company and the trustees named therein, each filed as an exhibit to the Registration Statement; (iv) the form of the Declaration of each Trust, each filed as an exhibit to the Registration Statement, (v) the form of the Trust Preferred Securities, and (vi) the Underwriting Agreement, dated September 17, 1998, by and among the Company, Trust III and Morgan Stanley & Co. Incorporated, as manager acting on behalf of the underwriters named in Schedule 1 therein. We have also reviewed or discussed with you such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than each Trust, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute or will constitute valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of each Trust, the Company and others.

                  We do not express any opinion as to the laws of any jurisdiction other than the Business Trust Act of the State of Delaware.

         Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that the Trust Preferred Securities have been duly authorized for issuance and have been validly issued and are fully paid and nonassessable, representing undivided beneficial ownership interests in each Trust, and the holders of the Trust Preferred Securities are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We bring to your attention, however, that the holders of the Trust Preferred Securities may be obligated, pursuant to the Declaration, to (i) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers of Trust Preferred Securities and (ii) provide security and indemnity in connection with the requests of or directions to the Property Trustee of each Trust to exercise its rights and powers under the Declaration.

         We hereby consent to the filing of this opinion with the Commission as an Exhibit to a Current Report on Form 8-K of the Company and Trust III and incorporated by reference as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading "Validity of Securities" in the prospectus, and under the heading "Experts" in any prospectus supplement, which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

                                    Very truly yours,

                  /s/ Skadden, Arps, Slate, Meagher & Flom LLP